SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PRGX GLOBAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, JUNE 18, 2020

TO THE SHAREHOLDERS OF

PRGX GLOBAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, on Thursday, June 18, 2020, at 9:00 a.m., for the following purposes:

1.

To elect two Class III directors and one Class I director to serve until the Annual Meetings of Shareholders to be held in 2023 and 2021, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year 2020;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”); and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 16, 2020 will be eligible to vote at the meeting.

If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.

We continue to monitor developments regarding the coronavirus (COVID-19) pandemic. In the interest of the health and well-being of our shareholders, to the extent permitted by Georgia law, we are planning for the possibility that the Annual Meeting of Shareholders may be held solely by means of remote communication, which includes the possibility of a virtual meeting. If we make this change, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the U.S. Securities and Exchange Commission as proxy material. If we decide to hold a virtual meeting, all references in this Proxy Statement to attending the Annual Meeting of Shareholders in person or at the Company’s offices shall mean attending the Annual Meeting of Shareholders virtually.

By Order of the Board of Directors,

Gregory J. Owens, Executive Chairman

May 6, 2020

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.

600 GALLERIA PARKWAY

SUITE 100

ATLANTA, GEORGIA 30339

(770) 779-3900

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

JUNE 18, 2020

GENERAL INFORMATION

The Board of Directors (the “Board” or the “Board of Directors”) of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2020 Annual Meeting of Shareholders. The annual meeting will be held on Thursday, June 18, 2020, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2020 Annual Meeting of Shareholders by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 6, 2020. You must complete and return the proxy for your shares of common stock to be voted.

Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares; or

•

attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.

Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.

All communications to the Secretary of the Company should be addressed to the Company’s Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, the shareholder’s shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.

We continue to monitor developments regarding the coronavirus (COVID-19) pandemic. In the interest of the health and well-being of our shareholders, to the extent permitted by Georgia law, we are planning for the possibility that the Annual Meeting of Shareholders may be held solely by means of remote communication, which includes the possibility of a virtual meeting. If we make this change, we will announce the decision to do so in advance, and details on how to participate, including details on how to inspect a list of shareholders of record, will be posted on our website and filed with the U.S. Securities and Exchange Commission (the “SEC”) as proxy material.

The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $12,500, plus reasonable out-of-pocket expenses.

Voting Requirements

Only holders of record of the Company’s common stock at the close of business on April 16, 2020 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had a total of 23,592,375 shares of common stock outstanding. Each share of common stock is entitled to one vote.

To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the annual meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors or the Company’s Say-on-Pay proposal. The ratification of BDO USA, LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.

With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 2 regarding approval of the independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.

With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceed the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome. The Company’s Say-on-Pay vote is advisory in nature, and the ultimate outcome of the vote is non-binding on the Company.

Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 16, 2020, shares owned by current executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 18.56% of the shares of common stock outstanding on that date.

Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 18, 2020

In accordance with rules adopted by the SEC, we are also making this proxy statement and our annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.proxyvote.com.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company currently has seven directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. The Board has nominated Kevin S. Costello and William F. Kimble for election as Class III Directors with a term ending in 2023 and has nominated Matthew A. Drapkin for election as a Class I Director with a term ending in 2021. At the annual meeting, shareholders will be voting to elect Kevin S. Costello and William F. Kimble to serve as Class III directors and Matthew A. Drapkin to serve as a Class I director. The terms of Matthew A. Drapkin, Kevin S. Costello and William F. Kimble, currently serving as Class III directors, will expire at the annual meeting unless they are re-elected.

The persons named as proxies on the enclosed proxy intend to vote FOR the election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on June 18, 2020 to serve as Class I or Class III directors as the case may be, will each serve a one- or three- year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named as proxies on the enclosed proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

The Board’s Nominee for Class I Director is:

Nominee	Age	Service as Director
Matthew A. Drapkin(1)	47	Since November 2016

(1)	Member of the Nominating and Corporate Governance Committee.

The Board’s Nominees for Class III Directors are:

Nominee	Age	Service as Director
Kevin S. Costello(1)(2)	58	Since March 2017
William F. Kimble(1)(3)	60	Since April 2015

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as a director.

Directors Continuing in Office

Continuing Director	Age	Class	Term Expires	Service as Director
Gregory J. Owens	60	Class I	2021	Since March 2015
Joseph E. Whitters(1)(2)	62	Class I	2021	Since January 2013
Mylle H. Mangum(2)(3)	71	Class II	2022	Since January 2013
Ronald E. Stewart	65	Class II	2022	Since November 2012

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Information about Nominees for Election as Class III Directors

Kevin S. Costello served as Executive Chairman of Top Tech Holdings, the parent company of HotSchedules, a provider of employee scheduling and labor management solutions to the restaurant industry from 2016 to 2019. Prior to that, Mr. Costello was President of Ariba, Inc. until its acquisition by SAP AG in 2012, and President of Ariba, a SAP Company until 2014. Prior to joining Ariba in 2002, Mr. Costello served in various leadership positions with Andersen Business Consulting, and began his career in the Arthur Andersen Audit Practice in 1984. Mr. Costello currently serves on the board of directors of the following privately-held companies - FinancialForce.com, Rainmaker Group, Kaufman Hall, BlueCat Networks and Elemica. Mr. Costello previously served as the lead independent director of Rackspace Hosting, Inc. and was on the board of directors of Cbeyond, Inc., Worldpay, Inc. and HotSchedules. Mr. Costello holds a B.S. in Accounting from the University of Illinois and is a certified public accountant.

Mr. Costello’s extensive leadership experience in software-as-a-service (SaaS) companies and source-to-pay solutions and his experience serving on the boards of numerous public and private companies are beneficial to the Board.

William F. Kimble served as KPMG’s Office Managing Partner of the Atlanta office and Managing Partner – Southeastern United States, where he was responsible for the firm’s audit, advisory and tax operations from 2009 until his retirement in early 2015. Mr. Kimble was also responsible for moderating KPMG’s Audit Committee Institute (ACI) and Audit Committee Chair Sessions. Mr. Kimble had been with KPMG or its predecessor firm (Peat, Marwick, Main & Co.) since 1986. During his tenure with KPMG, Mr. Kimble held numerous senior leadership positions, including Global Chairman for Industrial Markets. Mr. Kimble also served as KPMG’s Energy Sector Leader for approximately 10 years and was the executive director of KPMG’s Global Energy Institute. Mr. Kimble currently serves as a director of DCP Midstream GP, LLC, the general partner to DCP Midstream, LP, a public company which owns, develops and operates a diversified portfolio of midstream energy assets, and as a director of Liberty Oilfield Services Inc., a public hydraulic fracturing services company.

Mr. Kimble brings many years of international business experience to the Board, having acquired knowledge of the needs and inner workings of global companies and having developed a multinational business perspective through his work at KPMG. Mr. Kimble also brings to the Board a broad knowledge of the most current and pressing audit issues faced by public companies today.

Information about the Nominee for Election as a Class I Director

Matthew A. Drapkin currently serves as the Chief Executive Officer and Portfolio Manager of Northern Right Capital. Prior to joining Northern Right Capital in December 2009, Mr. Drapkin had extensive investment experience including his work as Head of Research, Special Situations, and Private Equity at ENSO Capital, a New York-based hedge fund, and Senior Vice President of Corporate Development at MacAndrews & Forbes. Prior to MacAndrews, Mr. Drapkin was the General Manager of two Conde Nast Internet sites and an investment banker at Goldman, Sachs & Co. Mr. Drapkin currently serves as a director of Great Elm Capital Group, Inc. and previously served on the board of directors of Intevac, Inc., Xura, Inc. (formerly Comverse, Inc.), Ruby Tuesday, Inc., Alloy Inc., Hot Topic Inc., Glu Mobile, Inc. and Plato Learning, Inc. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University.

Mr. Drapkin brings to the Board extensive financial experience in both public and private companies and has executive experience through the management of a small-cap investment fund. Mr. Drapkin’s background and insights provide our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.

Information about the Class I Directors whose Terms will Expire at the 2021 Annual Meeting of Shareholders

Gregory J. Owens was appointed as the Executive Chairman of the Board of PRGX Global, Inc. in January 2019. Mr. Owens has served as the Group President of New Sectors & Ventures of Ritchie Bros. Auctioneers Incorporated, a global asset management and disposition company for used heavy equipment, trucks and other assets, since its acquisition of IronPlanet on May 31, 2017. Prior to that, Mr. Owens served as the Chairman and Chief Executive Officer of IronPlanet, a leading online marketplace for used heavy equipment. Prior to IronPlanet, Mr. Owens served as Managing Director of RedZone Capital, a private equity company focused on turning around and growing under-performing companies. Prior to RedZone Capital, Mr. Owens served as Chairman and Chief Executive Officer of Manugistics Group Inc., a publicly traded global enterprise software solutions company. Mr. Owens also previously served as Global Managing Partner Supply Chain Management of Andersen Consulting (now Accenture). Mr. Owens has received numerous awards from the business community including: Maryland Technology CEO of the Year, Washington Titan of Business and Mid-Atlantic Technology Entrepreneur of the Year.

Mr. Owens brings broad business experience to the Board as a result of his having held numerous executive level roles for several companies. Mr. Owens also brings to the Board many years of experience serving on boards of directors, including his previous service as a director of S1 Corporation, a publicly traded software company, and his current and past service on the board of directors of a number of private companies, primarily in the software industry.

Joseph E. Whitters was appointed as the Lead Director of the Board of PRGX Global, Inc. in January 2019. Mr. Whitters has been a consultant to Frazier Healthcare, a private equity firm, since 2005. From 1986 to 2005, Mr. Whitters served in various capacities with First Health Group Corp., a publicly traded managed care company, including for a majority of that time as its Chief Financial Officer. He also previously served as the Controller for United Healthcare Corp. from 1984 to 1986. Prior to that, Mr. Whitters served as the Manager of Accounting and Taxation for Overland Express, a publicly traded trucking company, and he began his career in public accounting with Peat Marwick (now KPMG). Mr. Whitters currently serves as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services, Cutera, Inc., a leading provider of laser, light and other energy-based aesthetic systems, and Accuray Inc., a radiation oncology company developing and manufacturing innovative treatment solutions. From 2017 to 2018, Mr. Whitters served as a director of Analogic Corporation, an integrated technology company, and from 2016 to 2017, Mr. Whitters served as a director of Air Methods Corporation, an air medical transportation company.

Mr. Whitters is a CPA (inactive) and brings to the Board over 30 years of financial and other business experience, much of it in the healthcare industry. He developed extensive financial expertise and leadership abilities during his service in senior finance roles at First Health Group and United Healthcare, which has allowed him to bring these critical abilities and accounting skills to the Board.

Information about the Class II Directors whose Terms will Expire at the 2022 Annual Meeting of Shareholders

Mylle H. Mangum is the Chief Executive Officer of IBT Holdings, LLC, a company focused on design, construction and training services for the financial services and specialty retail industries, a position that she has held since 2003. She was formerly the Chief Executive Officer of True Marketing Services, LLC. Prior to this, she served as the CEO of MMS Incentives, Inc. from 1999 to 2002. Ms. Mangum also previously served in management roles with Holiday Inn Worldwide, BellSouth and General Electric. Ms. Mangum currently serves as a director for Barnes Group Inc., Haverty Furniture Companies, Inc. and Express, Inc. and previously served as a director for Collective Brands, Inc., Emageon Inc., a provider of enterprise-level information technology to healthcare provider organizations, Matria Healthcare, Inc., a provider of health advisory services, and Respironics, Inc., a medical supply company.

Ms. Mangum brings to the Board particular knowledge and years of experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, and multi-division general management experience. She also brings to the Board many years of experience serving on the boards of directors of publicly traded companies.

Ronald E. Stewart is the Company’s President and Chief Executive Officer. He was appointed interim President and interim Chief Executive Officer of the Company on November 15, 2013 and became the Company’s permanent President and Chief Executive Officer effective as of December 13, 2013. In addition to his roles with the Company, Mr. Stewart is an investor and business entrepreneur. Prior to his current pursuits, Mr. Stewart was a senior partner with Accenture, holding a number of executive positions during his 30-year career at the firm. Mr. Stewart retired from Accenture in October 2007. During his tenure at Accenture, Mr. Stewart served as the global client partner for a number of Fortune 100 clients and led the firm’s retail and consumer goods practice in the eastern United States for a number of years. Mr. Stewart also led Accenture’s global transportation and travel industry program and served as the North America Managing Partner for the automotive, industrial manufacturing and transportation/travel industry groups. Mr. Stewart is a former member of Accenture’s Global Executive Committee and of the board of directors of the Accenture Foundation.

Mr. Stewart brings to the Board management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future. Mr. Stewart also brings to the Board expertise in the fundamental analysis of investment opportunities and the evaluation of business strategies and valuable leadership skills and knowledge gained from over 30 years of providing global professional services to clients during his tenure at Accenture.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2020 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2020 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if he or she desires to do so, and will be available to answer appropriate questions.

The Board of Directors recommends a vote FOR approval to ratify the appointment of the independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our “named executive officers.” We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.

At our annual meeting of shareholders held on June 27, 2017, our shareholders approved our proposal to hold a “Say-on-Pay” vote every year. As a result, we have committed to annual Say-on-Pay votes. At our annual meeting of shareholders held on June 6, 2019, our shareholders approved our Say-on-Pay resolution with approximately 99.52% of the votes cast approving the 2018 executive compensation described in our 2019 proxy statement. In determining executive compensation for 2020, the committee has considered and will continue to consider the shareholder support that the Say-on-Pay proposal received at the 2019 Annual Meeting of Shareholders. This strong support from our shareholders confirms our belief that our compensation programs are reasonable, effectively designed and continue to be aligned with the interests of our shareholders.

As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation to key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of long-term equity incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:

•	All executive compensation decisions made by an independent and active Compensation Committee;

•	A pay philosophy that seeks to emphasize variable over fixed compensation;

•	A pay mix that seeks to provide both short-term and long-term incentives;

•

Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance;

•

Long-term equity incentive awards that link executive compensation to the Company’s long-term operational performance by granting performance-based restricted stock units, which will vest, if at all, only upon the attainment of certain levels of Company financial performance;

•	Long-term equity incentive awards that provide retention incentives to the Company’s executive officers by granting restricted stock with service-based vesting;

•	An equity plan that prohibits re-pricing without shareholder approval;

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up;

•

A recoupment (clawback) policy that provides for the recovery of performance-based compensation earned by executive officers and certain members of senior management in the event that such amounts were inflated due to financial results that later have to be restated; and

•	Minimal executive perquisites or other enhanced benefits for executives.

This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the SEC, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Independence

The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq Global Select Market and SEC rules governing director independence: Ms. Mangum and Messrs. Costello, Drapkin, Kimble and Whitters.

Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders

During 2019, there were four meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.

The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2019 Annual Meeting of Shareholders.

Director Compensation

The following table presents information relating to total compensation for the fiscal year ended December 31, 2019, with respect to those directors that served during the year. Information with respect to the compensation of Mr. Stewart and Mr. Owens is included below under “Executive Compensation.” As executive officers of the Company, Mr. Stewart and Mr. Owens (other than as described below) do not receive any compensation for service as directors.

Name	Fees Earned or Paid In Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
	($)	($)	($)	($)	($)
Kevin S. Costello	64,650	119,999	—	—	184,649
Matthew A. Drapkin	45,000	119,999	—	—	164,999
William F. Kimble	64,825	119,999	—	—	184,824
Mylle H. Mangum	57,500	119,999	—	—	177,499
Gregory J. Owens(3)	1,922	—	—	—	1,922
Joseph E. Whitters	70,564	119,999	—	—	190,563

(1)

The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. On June 5, 2019, each then-serving non-employee director whose service was expected to continue beyond the 2019 Annual Meeting of Shareholders received 18,547 shares of restricted stock or restricted stock units which vest on the later of (a) June 5, 2020 and (b) the date of, and immediately prior to, the 2020 Annual Meeting of Shareholders. The number of unvested stock awards outstanding as of December 31, 2019 for each then-serving director other than Mr. Stewart and Mr. Owens was as follows: Mr. Costello, 18,547, Mr. Drapkin, 18,547, Mr. Kimble, 18,547, Ms. Mangum, 18,547, and Mr. Whitters, 18,547.

(2)

The aggregate number of option awards outstanding as of December 31, 2019 for each then-serving director other than Mr. Stewart and Mr. Owens was as follows: Mr. Costello, 57,386, Mr. Drapkin, 69,053, Mr. Kimble, 93,606, Ms. Mangum, 112,835, and Mr. Whitters, 112,835.

(3)	Mr. Owens received $1,922 as compensation for his service as a director before his appointment as Executive Chairman.

Each non-employee member of the Board is paid a $40,000 annual retainer for his or her service on the Board, and the independent Lead Director is paid a $20,000 annual retainer for his or her service on the Board. Non-employee members of Board committees are paid annual committee retainers of $10,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 5, 2019, the Company granted 18,547 shares of restricted stock or restricted stock units to each of the Company’s then-serving non-employee directors whose service on the Board was expected to continue beyond the 2019 Annual Meeting of Shareholders (Ms. Mangum and Messrs. Costello, Drapkin, Kimble and Whitters) All of the restricted stock and restricted stock units granted to the directors on June 5, 2019 will vest on the later of (a) June 5, 2020 and (b) the date of, and immediately prior to, the 2020 Annual Meeting of Shareholders.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members, executive officers and other members of senior management, the current business environment of the Company and other relevant factors. After considering these factors, in early 2019, the Board determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Lead Director (Mr. Whitters), a Chief Executive Officer (Mr. Stewart) who also serves on the Company’s Board, and an Executive Chairman of the Board (Mr. Owens) who provides additional leadership to the Board and support to senior management of the Company, particularly on strategic matters. The Board believes that the role of an independent Lead Director enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an ongoing basis in connection with deliberations regarding specific transactions and issues.

Stock Ownership Guidelines

Directors. In May 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. In September 2015, the Nominating and Corporate Governance Committee amended the stock ownership guidelines for the Company’s non-employee directors to more closely align them with the ownership guidelines that were adopted for executive officers in September 2011. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than the lesser of (x) four times the amount of the annual retainer paid to the non-employee director for Board service or (y) 25,000 shares of the Company’s common stock. Directors have five years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. One-third of vested options count toward satisfaction of the guidelines, but restricted stock units, unvested shares of restricted stock and unvested stock options do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances. As of December 31, 2019, all directors were in compliance with the director stock ownership guidelines.

Executive Officers. In September 2011, the Board of Directors established stock ownership guidelines for the Company’s executive officers to further align their interests with those of the Company’s shareholders. See “Compensation Discussion and Analysis – Executive Stock Ownership Guidelines” below for a discussion of these stock ownership guidelines.

Audit Committee

The Company’s Audit Committee consists of three independent directors: Messrs. Kimble, Costello and Whitters. Mr. Kimble currently serves as Chairman of the Audit Committee, and the Board has designated Mr. Whitters and Mr. Kimble as “audit committee financial experts,” as such term is defined in Item 407(d) of SEC Regulation S-K under the Exchange Act. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Select Market and by the SEC for audit committee membership. The Audit Committee met twelve times in 2019. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.

Compensation Committee

The Company’s Compensation Committee consists of three independent directors: Messrs. Costello and Whitters and Ms. Mangum. Mr. Costello is Chairman of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Select Market.

The Compensation Committee held six meetings in 2019. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s equity plans, including the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan (the “2017 Equity Incentive Compensation Plan”), and the Short-Term Incentive Plan, and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Each member is also an “outside” director, as such term was defined previously in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (as in effect for years prior to January 1, 2018). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2019 executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Ms. Mangum and Messrs. Drapkin and Kimble. Ms. Mangum serves as Chairman of the NCG Committee. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Select Market. The NCG Committee met three times in 2019. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.

The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.

In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may use the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using the same process.

When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Select Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.

The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2021 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than January 6, 2021 and no later than February 5, 2021.

The Company did not receive any shareholder recommendations of director candidates for election at the 2020 Annual Meeting of Shareholders prior to the deadline contained in the Company’s Bylaws.

The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors

In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2019, the Audit Committee:

•

reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•

discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” as modified and supplemented to date;

•

obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the independent registered public accounting firm; and

•

based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

AUDIT COMMITTEE

William F. Kimble, Chairman
Kevin S. Costello
Joseph E. Whitters

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers, other executive officers of the Company and other members of the Company’s senior leadership team. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of three members who are “independent” directors under the Company’s corporate governance guidelines and the rules of the Nasdaq Global Select Market.

Executive Summary

This Compensation Discussion and Analysis does not address the impact of the coronavirus (or COVID-19) on the global economy, our business and financial results, or our executive compensation for 2020. Prior to the global outbreak of the COVID-19 pandemic, the Compensation Committee took certain actions with respect to the 2020 executive compensation program, including reviewing the salaries of the Company’s executive officers, granting long-term equity incentive awards to executive officers and establishing the terms of the 2020 Short-Term Incentive Plan. As the COVID-19 pandemic evolves and the associated economic circumstances continue to develop, the Compensation Committee expects to continue monitoring the situation and taking into consideration the impact of the pandemic in its ongoing assessment of the compensation arrangements and practices it determines to be in the best interests of the Company’s shareholders, and where appropriate, other stakeholders. The 2020 executive compensation program decisions will be described in our proxy statement for next year’s annual meeting.

In January 2019, the Board of Directors appointed Gregory J. Owens to serve as Executive Chairman. Mr. Owens’ compensation was determined by the Compensation Committee after consultation with Meridian Compensation Partners, LLC. References in this Compensation Discussion and Analysis to “executive officers” does not refer to Mr. Owens unless otherwise noted. For a description of Mr. Owens’ compensation arrangement, see “Process for Establishing Executive Compensation – Compensation of the Executive Chairman” below.

Compensation Considerations

The Compensation Committee considers the following factors, among others, in making decisions regarding the compensation program for our executive officers:

•	the Compensation Committee’s goal of maintaining a strong linkage between Company financial performance and executive pay (see “Pay-For-Performance Compensation Philosophy” below);

•	the Board of Directors’ goal of retaining and appropriately rewarding executive officers;

•	the Board of Directors’ expectations for the Company’s financial performance;

•	the roles, responsibilities and performance of executive officers;

•	the limited number of shares available for grant under the Company’s shareholder-approved equity plan;

•	the balance between the number of long-term equity incentive awards granted and the likelihood of vesting of such awards;

•	market data regarding the mix of time-based and performance-based long-term equity incentive awards;

•	market data regarding competitive compensation for the Company’s executive officers; and

•	the Company’s annual Say-on-Pay vote (in 2019, approximately 99.52% of the shares voted by shareholders approved the Company’s executive compensation program).

Pay-For-Performance Compensation Philosophy

We have a pay-for-performance compensation philosophy and strive to have executive compensation programs and practices that will align executive pay with Company performance. In recent years, the Compensation Committee has taken steps to significantly strengthen the alignment of executive compensation with the financial performance of the Company, including (i) implementing long-term equity incentive awards emphasizing grants of performance-based vesting restricted stock units (“PBUs”), which vest, if at all, only upon the attainment of certain levels of revenue and adjusted EBITDA and (ii) requiring the achievement of minimum levels of adjusted EBITDA and revenue prior to any bonuses being paid out under the applicable Short-Term Incentive Plan with respect to those plan components.

2019 Compensation Overview

In 2019, the Compensation Committee took the following actions with respect to the compensation program for our executive officers:

•	granting long-term equity incentive awards to executive officers consisting of:

•	PBUs, which will vest and become payable in common stock, if at all, only upon the attainment of certain levels of revenue and adjusted EBITDA for the two-year period ending December 31, 2020; and

•	restricted stock, which will vest in three approximately equal installments on each of November 15, 2020, November 15, 2021 and November 15, 2022;

•	continuing the use of adjusted EBITDA and revenue as the relevant financial performance criteria for the Short-Term Incentive Plan;

•	slightly increasing the base salaries of two of our executive officers; and

•	slightly increasing the target and maximum short-term incentive opportunities (as a percentage of base salary) for one of our executive officers.

Executive Compensation Philosophy

We strive to establish compensation practices that attract, retain and reward our executive officers, as well as strengthen the mutuality of interests between our executive officers and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and that aligns the compensation of our executive officers with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards executive officers for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of executive officer compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual short-term incentive opportunities and long-term equity incentive awards. Since 2006, the Compensation Committee has tied the executive officers’ bonus opportunity under our Short-Term Incentive Plan to the achievement of certain financial performance objectives and in 2015 the Compensation Committee began tying the vesting of all or a portion of long-term equity incentive awards to the financial performance of the Company by granting PBUs, which vest and become payable, if at all, only upon the attainment of certain levels of Company financial performance, including revenue and adjusted EBITDA over a two-year performance period. In 2019, the Compensation Committee granted PBUs with vesting terms that require the Company to attain certain levels of revenue and adjusted EBITDA for the two-year performance period ending December 31, 2020. We describe our 2019 Short-Term Incentive Plan in greater detail below under “Cash Bonus – 2019 Short-Term Incentive Plan” and describe the 2019 long-term equity incentive awards in more detail under “Long-Term Equity Incentive Compensation.”

Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys, including data regarding base salaries, total cash compensation (salary plus target bonus), and total direct compensation (total cash compensation plus equity grant value). This data is among many of the variables, including the recent performance and strategic fit of the named executive officers, considered by the Compensation Committee when making compensation decisions.

Overview of Executive Compensation Program

We have designed our compensation program to provide our executive officers with a combination of cash (salary and short-term incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2019, our executive officer compensation program primarily consisted of the following elements:

•	base salary;

•	cash Short-Term Incentive Plan; and

•	long-term equity incentive awards.

Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation to:

•	motivate executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual cash short-term incentive opportunities;

•

align the interests of executive officers with the long-term interests of the shareholders through the grant of long-term equity incentive awards that vest over time or based on the multi-year financial performance of the Company; and

•	provide an overall compensation package that is competitive and, therefore, promotes executive recruitment and retention.

For purposes of this proxy statement, our named executive officers for the year ended December 31, 2019 were as follows:

Name	Title
Gregory J. Owens(1)	Executive Chairman
Ronald E. Stewart	President and Chief Executive Officer
Kurt J. Abkemeier(2)	Executive Vice President, Chief Financial Officer and Treasurer

(1)	Mr. Owens was appointed the Company’s Executive Chairman in January 2019.
(2)

Mr. Abkemeier was appointed the Company’s Chief Financial Officer, Treasurer and Controller in January 2019 and, thereafter, the Company’s Executive Vice President, Chief Financial Officer and Treasurer in February 2020.

Process for Establishing Executive Compensation

Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. In January 2018, the Compensation Committee made the determination that it was in the best interest of the Compensation Committee and the Company to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to provide a new perspective to the Compensation Committee with respect to executive compensation. The Compensation Committee has confirmed that there are no conflicts of interest between any of our directors or executive officers and Meridian.

Market Compensation Information. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time, Meridian provided compensation data for a “peer group” of publicly traded companies. In 2019, the Compensation Committee, with the assistance of Meridian, reviewed the composition of the Company’s peer group and made recommendations regarding certain updates to the peer group. In March 2019, Meridian presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry financial statistics (such as revenue, market capitalization, and profitability), business characteristics and international operations of other public companies. After careful deliberation and review of the Meridian input, the Compensation Committee approved the following professional/business services and information technology services companies as the Company’s peer group for compensation reference purposes in June 2019:

MicroStrategy Incorporated	eGain Corporation
Bottomline Technologies (de), Inc.	EVO Payments, Inc.
QAD Inc.	GreenSky, Inc.
Upland Software, Inc.	Information Services Group, Inc.
Majesco	International Money Express, Inc.
American Software, Inc.	Cass Information Systems, Inc.
NetSol Technologies, Inc.	Perficient, Inc.
The Hackett Group, Inc.	CRA International, Inc.
Forrester Research, Inc.

Compensation of the CEO. On November 15, 2013, following the departure of our former President and CEO, the Board of Directors appointed Ronald E. Stewart, a member of our Board of Directors since November 2012, to serve as interim President and interim CEO until the Board of Directors appointed a permanent President and CEO. On December 13, 2013, the Board of Directors announced the appointment of Mr. Stewart as our President and CEO, effective December 13, 2013.

In connection with the appointment of Mr. Stewart as our President and CEO, the Compensation Committee consulted with Pearl Meyer & Partners, the Company’s prior independent compensation consultant, regarding the design of Mr. Stewart’s compensation arrangement. The Compensation Committee also took into consideration Mr. Stewart’s abilities and experience and his knowledge of the Company through his service as a director, as well as the results of the Company’s 2013 Say-on-Pay vote and input from a number of our large shareholders. Mr. Stewart’s overall compensation package was established through arm’s length negotiations with the Compensation Committee and was reflected in an employment agreement. While Mr. Stewart’s employment agreement provided for an attractive and competitive compensation arrangement, it included a lower base salary and lower target and maximum short-term incentive opportunities than those of his predecessor. Mr. Stewart’s original employment agreement provided for an annual base salary of $515,000 and an annual target short-term incentive equal to 75% of his annual base salary and a maximum short-term incentive equal to 150% of his annual base salary, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee.

In addition to his salary and annual bonus opportunity, the Compensation Committee also granted on December 13, 2013, the day that he was named permanent President and CEO, a one-time equity grant of 100,000 non-qualified stock options and 150,000 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $6.54, which was the closing price of the Company’s common stock on the date of the grant. One-third of the non-qualified stock options vested on each of June 15, 2015, 2016, and 2017. The shares of restricted stock vested in full on December 13, 2016.

In April 2016 and October 2017, the Company entered into amendments to Mr. Stewart’s original employment agreement, which, among other things, extended the term of the original employment agreement, provided for the increase of Mr. Stewart’s salary and his target and maximum short-term incentive opportunities, and provided for the grant of additional equity awards, all of which are further described under the section “Employment Agreements” below.

The Compensation Committee reviews the performance and compensation of our CEO each year. In evaluating the compensation of the CEO, the Compensation Committee considers factors such as his skills, relevant experience and recent performance, as well as market compensation data. Following such review in December 2018, the Compensation Committee approved an increase, effective as of January 1, 2019, in Mr. Stewart’s salary to $625,000. See “Employment Agreements” below for a further description of the Company’s employment agreement with Mr. Stewart.

Compensation of the Executive Chairman. In January 2019, the Board of Directors appointed Gregory J. Owens to serve as Executive Chairman. After consultation with Meridian regarding the design of Mr. Owens’ compensation arrangement, the Compensation Committee approved an annual base salary for Mr. Owens of $415,000. On April 16, 2019, upon consideration of the responsibilities undertaken by Mr. Owens following his appointment as Executive Chairman, the Compensation Committee granted to Mr. Owens 104,856 shares of time-vested restricted stock as follows: (i) 48,059 shares, which vest in eleven installments of 4,369 shares on each of the first through eleventh monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary, and (ii) 56,797 shares, which vest in thirteen installments of 4,369 shares on each of the twelfth through twenty-fourth monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary. The Compensation Committee has determined that Mr. Owens will not participate in the Company’s Short-Term Incentive Plan.

Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee, in consultation with the CEO, considers the skills, relevant experience and qualifications of the officer, as well as market compensation data and the compensation arrangement with the executive officer’s former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The CEO annually reviews the performance of the other executive officers, including our named executive officers. The Compensation Committee, in consultation with the CEO, then determines the amount of compensation for the other executive officers, including our other named executive officers, for the upcoming year. With respect to these executive officers, the Compensation Committee and the CEO consider multiple factors in establishing the terms of their compensation packages, including the skills, relevant experience, recent performance and strategic fit of each executive officer at the Company, as well as market compensation data.

2019 Compensation Decisions

Effective as of January 3, 2019, the Company entered into an employment agreement with Mr. Abkemeier in connection with his appointment as the Company’s Chief Financial Officer, Treasurer and Controller. Mr. Abkemeier was subsequently appointed the Company’s Executive Vice President, Chief Financial Officer and Treasurer in February 2020. See “Employment Agreements” below for a description of Mr. Abkemeier’s employment agreement.

In January 2019, the Compensation Committee approved the base salary for Mr. Owens in connection with his appointment as Executive Chairman of the Company. Mr. Owens’ salary was determined by the Compensation Committee after a review of market data for similar positions in consultation with Meridian. In April 2019, after further consideration by the Compensation Committee of his responsibilities, Mr. Owens was granted certain equity awards in connection with his service as Executive Chairman. See “Compensation of the Executive Chairman” above for a detailed description of Mr. Owens’ equity grants.

In March 2019, the Compensation Committee approved the material terms of the 2019 Short-Term Incentive Plan, as described below under “Cash Bonus – 2019 Short-Term Incentive Plan.” The Compensation Committee included revenue and adjusted EBITDA objectives in the 2019 Short-Term Incentive Plan as criteria for the amounts of the actual bonus payouts, if any, to Mr. Stewart, Mr. Abkemeier and other plan participants. Both revenue and adjusted EBITDA objectives were included in the design of the 2019 Short-Term Incentive Plan to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. The Compensation Committee also included individual performance objectives in the 2019 Short-Term Incentive Plan for each member of the Company’s executive management committee participating in the STI Plan, including Mr. Stewart and Mr. Abkemeier. The individual performance objectives varied for, and were tailored to the job responsibilities of, each member of the Company’s executive management committee.

The Compensation Committee granted long-term equity incentive awards to certain of its executive officers in November 2019, which awards consisted of PBUs and restricted stock. In granting the 2019 long-term equity incentive awards, the Compensation Committee focused on a number of factors, including the projected growth of the Company’s revenue from continuing operations and adjusted EBITDA from continuing operations reflected in the vesting criteria for the PBUs and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2017 Equity Incentive Compensation Plan, the projected future value of the long-term equity incentive awards and the potential dilution from such awards. The grant of PBUs reflects the Compensation Committee’s desire to continue to closely tie executive long-term equity compensation to the Company’s long-term operational performance. The PBUs granted in November 2019 vest, if at all, based upon the levels of revenue from continuing operations and adjusted EBITDA from continuing operations that the Company achieves for the two-year performance period ending December 31, 2020. Vested PBUs will be paid in whole shares of common stock. In addition to granting the PBUs, the Compensation Committee also determined that the November 2019 grant of shares of restricted stock, which vest in three equal installments on each of November 15, 2020, November 15, 2021 and November 15, 2022, provided additional retention incentives to the Company’s executive officers. The Compensation Committee determined that the CEO would not receive any long-term equity grants in 2019 following the grant to him of stock options to acquire 500,000 shares of the Company’s common stock in late 2017. The CEO made recommendations to the Compensation Committee for grants to other executive officers, and after considering the CEO’s recommendation and other relevant information, the Compensation Committee determined the amount of the equity grants to each of our other executive officers.

Elements of the Company’s Executive Compensation Program

Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment from time to time by the Compensation Committee. In establishing base salaries for our named executive officers, the Compensation Committee considers market compensation information, including data regarding compensation paid by our peer group. As described above, our CEO’s original base salary was determined through arm’s length negotiations in connection with the negotiation of his employment agreement (as discussed below in “Employment Agreements”) and has been periodically reviewed by the Compensation Committee since that time. Following such review in December 2018, the salary of the CEO was increased to $625,000, effective January 1, 2019. In March 2019, following a broader review of the compensation of the Company’s executive officers, the Compensation Committee left unchanged the base salary of the named executive officers, but slightly increased the salaries of two of the Company’s other executive officers.

The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2019:

Named Executive Officer	Base Salary
Gregory J. Owens(1)	$415,000
Ronald E. Stewart	$625,000
Kurt J. Abkemeier(2)	$350,000

(1)	Mr. Owens was appointed the Company’s Executive Chairman in January 2019.
(2)

Mr. Abkemeier was appointed the Company’s Chief Financial Officer, Treasurer and Controller in January 2019 and, thereafter, the Company’s Executive Vice President, Chief Financial Officer and Treasurer in February 2020. Mr. Abkemeier’s Base Salary was increased to $400,000 in connection with his February 2020 appointment.

Cash Bonus — 2019 Short-Term Incentive Plan. In 2006, we began the practice of adopting an annual Short-Term Incentive Plan (a short-term cash incentive plan with annual financial performance goals), through which we provide a cash bonus opportunity to certain of our senior employees, including all of our named executive officers. We continued this practice in 2019 through the 2019 Short-Term Incentive Plan (also referred to herein as the “STI Plan”). The STI Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2019 financial objectives. Approximately 60 U.S. and international employees participated in the STI Plan, including Messrs. Stewart and Abkemeier. Mr. Owens did not participate in the STI Plan.

Cash bonuses under the STI Plan were contingent upon our achievement of certain 2019 financial performance objectives. The bonus payouts under the STI Plan, if any, were to be determined based on the Company’s level of achievement of revenue and pre-bonus adjusted EBITDA in 2019. The Compensation Committee believed that including both revenue and adjusted EBITDA components in the bonus calculation in 2019 was important to ensure that the Company’s executive officers maintained their focus on revenue, while at the same time achieving a certain level of profitability. Adjusted EBITDA for purposes of the STI Plan is earnings before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period and as approved by the Compensation Committee. For Messrs. Stewart and Abkemeier, any payments under the STI Plan were to be based on the following: 50% on the Company’s 2019 revenue performance, 35% on the Company’s 2019 pre-bonus adjusted EBITDA performance, and 15% on achievement of individual performance objectives, which components will each be calculated independent of each other.

The Compensation Committee established the “threshold” and “target” pre-bonus adjusted EBITDA and revenue goals for the STI Plan and the “maximum” revenue goal for the STI Plan. The “target” objectives set by the Compensation Committee for payments under the STI Plan were 2019 Company revenue of $190.0 million and 2019 Company pre-bonus adjusted EBITDA of $35.0 million. Payout of each component (revenue and adjusted EBITDA) would begin once the applicable threshold financial performance was achieved.

At threshold revenue performance, 25% of the revenue component under the STI Plan would be earned; at target revenue performance, 100% of the revenue component under the STI Plan would be earned; and 200% of the revenue component would be earned at maximum revenue performance. The percentage of the revenue component under the STI Plan earned would be prorated between threshold and target and between target and maximum 2019 Company revenue performance based on actual results. At threshold adjusted EBITDA performance, 15% of the EBITDA component under the STI Plan would be earned and 100% of the EBITDA component would be earned at target adjusted EBITDA performance. The percentage of the adjusted EBITDA component earned under the STI Plan would be prorated between threshold and target adjusted EBITDA performance based on actual results. If adjusted EBITDA exceeded the “target” adjusted EBITDA established by the STI Plan, 20% of such excess would be paid to the bonus participants based on the ratio that such participant’s target bonus amount bears to the sum of the target bonus amounts for all bonus plan participants. At threshold performance of individual performance objectives, 75% of the individual performance component is earned; at target performance of individual performance objectives, 100% of the individual performance component is earned; and 150% of the individual performance component is earned at maximum performance of individual performance objectives.

The target bonus amount for Mr. Stewart was 100% of his base salary and the target bonus amount for Mr. Abkemeier was 65% of his base salary. In connection with Mr. Abkemeier’s appointment as the Company’s Executive Vice President, Chief Financial Officer and Treasurer in February 2020, his target bonus amount was increased to 75% of his base salary.

After the Company’s financial results for 2019 were finalized, the Compensation Committee determined that the minimum levels of STI Plan revenue and STI Plan pre-bonus adjusted EBITDA required for the payment of any bonuses under the STI Plan had not been achieved and therefore no bonuses were paid on these plan components. However, Mr. Abkemeier received a bonus of $30,713 under the STI Plan for his performance relative to his individual performance objectives, and a discretionary bonus of $125,000 outside of the STI Plan. Mr. Stewart did not receive a bonus under the STI Plan.

Long-Term Equity Incentive Compensation. On January 3, 2019, we entered into an employment agreement with Mr. Abkemeier under which he was entitled to receive a one-time equity grant consisting of (i) nonqualified stock options to purchase 100,000 shares of the Company’s common stock, which are time-vested options with an exercise price equal to the fair market value of the common stock as of January 3, 2019, have a term of seven years and vest and become exercisable in equal one-third increments on each of January 3, 2020, January 3, 2021, and January 3, 2022, subject to Mr. Abkemeier’s continued employment with the Company, (ii) 32,000 shares of time-vested restricted stock, which vest and become nonforfeitable in equal one-third increments on each of January 3, 2020, January 3, 2021, and January 3, 2022, subject to Mr. Abkemeier’s continued employment with the Company, and (iii) 12,000 PBUs, which are performance-based restricted stock units that vest and become payable in accordance with terms comparable to the terms of the PBUs granted to the Company’s executive officers on May 29, 2018. Pursuant to his employment agreement, Mr. Abkemeier was also granted an additional 24,000 PBUs, which PBUs vest and become payable on substantially the same terms as the PBUs granted to other executive officers of the Company on November 15, 2019 (as described below). We discuss Mr. Abkemeier’s employment agreement in greater detail under “Employment Agreements” below.

On April 16, 2019, in connection with Mr. Owens’ service as Executive Chairman, the Compensation Committee granted to Mr. Owens 104,856 shares of time-vested restricted stock as follows: (i) 48,059 shares, which vest in eleven installments of 4,369 shares on each of the first through eleventh monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary, and (ii) 56,797 shares, which vest in thirteen installments of 4,369 shares on each of the twelfth through twenty-fourth monthly anniversaries of April 16, 2019, provided that Mr. Owens continues serving as Executive Chairman on such monthly anniversary.

On November 15, 2019, the Company granted annual long-term equity incentive awards to certain executive officers and other Company employees, in the form of PBUs and restricted stock, under the 2017 Equity Incentive Compensation Plan. These awards included grants to Mr. Abkemeier of 110,000 PBUs and 90,000 shares of restricted stock. Mr. Abkemeier also received a grant of an additional 24,000 PBUs as inducement awards (not awarded from the 2017 Equity Incentive Compensation Plan) in accordance with the terms of his employment agreement dated January 3, 2019. The 2017 Equity Incentive Compensation Plan expires on April 25, 2027 and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, restricted stock units, performance units, performance shares, dividend equivalents, bonus shares, and other stock-based or cash-based awards. As of April 16, 2020, there were 944,215 shares available for grant under the 2017 Equity Incentive Compensation Plan.

The shares of restricted stock granted in November 2019 vest in three equal installments on each of November 15, 2020, November 15, 2021 and November 15, 2022, provided that a recipient of such restricted stock award continues serving as an employee of the Company on such date. The PBUs granted in November 2019 vest only upon the Company’s achievement of certain levels of revenue and adjusted EBITDA over the two-year performance period ending December 31, 2020. Specifically, 35% of the PBUs vest and become payable if the Company achieves target revenue from continuing operations and 65% of the PBUs vest and become payable if the Company achieves target adjusted EBITDA from continuing operations, in each case, for the two-year performance period ending December 31, 2020. At the threshold performance levels, 60% of the PBUs will become vested and payable; at the target performance levels, 100% of the PBUs will become vested and payable; at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between stated performance levels, the percentage of PBUs that become vested and payable will be based on straight-line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the threshold performance level). The PBUs, if and to the extent vested, will be paid in whole shares of common stock no later than 30 days after the Compensation Committee determines the financial performance levels achieved for the performance period (which determination cannot, in any event, be before January 2021 or after April 2021).

Achievement of the revenue and adjusted EBITDA performance levels required for vesting of the PBUs will require improvement over the Company’s comparable revenue and adjusted EBITDA performance in 2018. As fiscal year 2019 was the first year of the two-year performance period, none of the PBUs granted in November 2019 have yet vested and the Company is not able to determine whether the performance targets for such PBUs will be achieved. Whether such PBUs will vest and become payable now depends on the financial performance of the Company in 2020.

In accordance with the terms of the PRGX Performance-Based Restricted Stock Unit Agreement entered into by executive officers in connection with the Company’s issuance of the PBUs on November 15, 2019, a pro rata portion of the PBUs will vest in the event an executive officer’s employment is terminated without cause or the executive officer terminates employment for “good reason” and the PBUs vest and become payable in accordance with the performance vesting schedule. If an executive officer’s employment with the Company terminates for any other reason (including death or incapacity), the PBUs will be immediately forfeited. All PBUs vest and become payable at the target performance level upon a change of control of the Company.

When determining the 2019 annual long-term equity incentive awards, the Compensation Committee considered a number of factors, including the projected growth of the Company’s revenue and adjusted EBITDA and associated shareholder value creation expected from such growth, the number of shares available for grant under the 2017 Plan, the projected future value of the long-term equity incentive awards and the potential dilution from such awards. The Compensation Committee believed that its approach to granting the 2019 annual long-term equity incentive awards, i.e., making equity grants which in part provide for service-based vesting and in part provide for performance-based vesting, would provide appropriate long-term equity incentives from both executive retention and pay-for-performance perspectives. The Compensation Committee believed that the PBU awards align the interests of management with those of shareholders by incentivizing meaningful growth in Company revenue and adjusted EBITDA, promoting significant enterprise value creation. The Compensation Committee believed that the service-based restricted stock awards serve the dual objectives of attracting and retaining highly skilled executives and further aligning the interests of management with those of shareholders by increasing equity ownership among management.

With respect to the PBUs with vesting tied to the Company’s financial performance for the two-year period ended December 31, 2019 granted to our executive officers in May 2018, the Compensation Committee determined after finalizing the Company’s financial results for the year ended December 31, 2019 that the Company had not achieved the minimum levels of revenue, pre-bonus adjusted EBITDA and revenue from the Company’s Adjacent Services segment required for any vesting of such PBUs. Accordingly, all such PBUs were forfeited.

Employment Agreements

We have entered into employment agreements with Messrs. Stewart and Abkemeier. We describe each of these agreements in more detail below.

Ronald E. Stewart. On December 13, 2013, we entered into an employment agreement with Mr. Stewart, the Company’s President and CEO. Mr. Stewart’s employment agreement provides for an annual base salary of $515,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Stewart will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Stewart a one-time equity grant of 100,000 non-qualified stock options, which vested over a period of three years from the date of the grant, and 150,000 shares of restricted stock, which vested in full on the third anniversary of the date of grant. In addition, Mr. Stewart’s employment agreement contains standard non-competition and non-solicitation provisions. Mr. Stewart is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Stewart’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On April 27, 2016, we entered into an amendment to Mr. Stewart’s employment agreement, which extended the term of his agreement until December 31, 2018. The amendment also provided for the increase of Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary) from 75% and 150%, respectively, to 90% and not less than 180%, respectively, and the grant of 200,000 SARs, which vested and became payable in cash in a lump sum on June 30, 2018. Upon vesting of the SARs, the Company paid Mr. Stewart an amount equal to the excess of (i) $9.70, the fair market value, as of June 29, 2018 (the last trading day before June 30, 2018), of the shares of the Company’s common stock with respect to the SARs that became vested and payable over (ii) the aggregate initial value of such SARs. The initial value of each SAR was equal to $4.71, the closing price of the Company’s common stock on April 27, 2016.

On October 25, 2017, we entered into a second amendment to Mr. Stewart’s employment agreement which, among other things, increased Mr. Stewart’s annual base salary from $515,000 to $550,000, increased Mr. Stewart’s target and maximum short-term incentive opportunities (as a percentage of base salary and to conform to Mr. Stewart’s 2017 incentive opportunities under the Company’s 2017 Short-Term Incentive plan) from 90% and not less than 180%, respectively, to 100% and not less than 200%, respectively, and updated the “Restricted Territory” in which Mr. Stewart will be restricted from certain activities after the termination of his employment with the Company. The second amendment to Mr. Stewart’s employment agreement further extended the term of the agreement until December 31, 2021 and provided for the grant to Mr. Stewart of stock options to acquire 500,000 shares of the common stock, no par value, of the Company, at an exercise price of $7.35 (the “2017 Stock Options”). The 2017 Stock Options have a five-year term. One-third of the 2017 Stock Options (rounded down to the nearest whole share) vested and become exercisable as of December 31, 2019, and the remaining two-thirds of the 2017 Stock Options (rounded down to the nearest whole share) will vest and become exercisable in equal installments on December 31, 2020 and December 31, 2021, subject to Mr. Stewart’s continued employment through such dates.

On December 13, 2018, the Compensation Committee approved an increase in Mr. Stewart’s salary to $625,000, effective as of January 1, 2019.

Pursuant to Mr. Stewart’s amended employment agreement, in the event his employment is terminated without cause, if he terminates his employment for “good reason,” or in the event of Mr. Stewart’s death or incapacity, a prorated number of his outstanding unvested stock options, restricted stock and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Stewart. In such circumstances, any vested stock options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the stock options. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Stewart’s unvested equity awards with service-based vesting will become vested and non-forfeitable and unvested PBUs will vest and become payable at the target performance level. If the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for other than good reason, the employment agreement terminates and Mr. Stewart forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested stock options. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Stewart in the event of the termination of his employment.

Kurt J. Abkemeier. On January 3, 2019, we entered into an employment agreement with Mr. Abkemeier, the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Abkemeier’s employment agreement provides for an annual base salary of $350,000 (subject to increase at the discretion of the Compensation Committee) and provides that Mr. Abkemeier will be eligible for an annual incentive bonus, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. In accordance with the terms of his employment agreement, we granted Mr. Abkemeier a one-time equity grant of 100,000 non-qualified stock options, which vest over a period of three years from the date of the grant, 32,000 shares of restricted stock, which vest over a period of three years from the date of the grant, and 12,000 PBUs, which vest in accordance with terms comparable to the terms of the PBUs granted to the Company’s executive officers on May 29, 2018. Pursuant to his employment agreement, Mr. Abkemeier was also granted an additional 24,000 PBUs, which will vest and become payable on substantially the same terms as the PBUs granted to other executive officers of the

Company on November 15, 2019. In addition, Mr. Abkemeier’s employment agreement contains standard non-competition and non-solicitation provisions. Mr. Abkemeier is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Abkemeier’s employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits.

On February 13, 2020, Mr. Abkemeier was appointed Executive Vice President, Chief Financial Officer and Treasurer (previously serving as the Company’s Chief Financial Officer and Treasurer). In connection with his appointment, Mr. Abkemeier’s annual salary was increased to $400,000 and he will be eligible for an annual incentive bonus (at target equal to 75% of his annual base salary and at a maximum of not less than 150% of his annual base salary) in accordance with the terms of the Company’s Short Term Incentive Plan.

Pursuant to Mr. Abkemeier’s employment agreement, if (i) the Company terminates Mr. Abkemeier’s employment without cause, (ii) Mr. Abkemeier terminates his employment for good reason, or (iii) Mr. Abkemeier’s employment terminates upon the Company’s failure to renew, a prorated number of his outstanding unvested stock options, restricted stock and other equity-based awards that would vest as of the first applicable vesting date immediately following the date of termination for each type of award will vest based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, if the awards would have vested based solely on the continued employment of Mr. Abkemeier. In such circumstances, any vested stock options remain outstanding until the earlier of (x) one year after the termination of employment or (y) the original expiration date of the stock options. In the event of a change in control, pursuant to the respective award agreements, all of Mr. Abkemeier’s unvested equity awards with service-based vesting will become vested and non-forfeitable and unvested PBUs will vest and become payable at the target performance level. If the Company terminates Mr. Abkemeier’s employment for cause or Mr. Abkemeier terminates his employment for other than good reason, the employment agreement terminates and Mr. Abkemeier forfeits all unvested equity granted to him in connection with his employment, and in the case of termination for cause, also forfeits all vested stock options. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Abkemeier in the event of the termination of his employment.

401(k) Plan

We currently sponsor a 401(k) plan for all of our eligible employees, including our named executive officers. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals from 1 percent to 60 percent of their eligible plan compensation each year, subject to annual limits on such deferrals (e.g., $19,500 in 2020) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g., $6,500 in 2020) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to an eligible participant’s elective deferrals and/or may make additional Company contributions. We made Company matching contributions of approximately $1.0 million to the 401(k) plan in each of 2019 and 2018, with respect to participant contributions in 2018 and 2017, respectively.

Perquisites

We provide our named executive officers with limited perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses, tax equalization payments and airfare reimbursement.

Executive Stock Ownership Guidelines

In September 2011, we established stock ownership guidelines for our executives to further align their interests with those of our shareholders. Each of our executive officers subject to the reporting requirements of Section 16(a) of the Exchange Act (“Covered Executives”), including all of our named executive officers, has until five years after the later of the date of adoption of the guidelines or the date he or she becomes an executive officer to achieve stock ownership equal to the lesser of the value of the respective salary multiple or the respective fixed number of shares, each as set forth in the following table:

Officer	Ownership Guideline
Chief Executive Officer	4.0x salary or 275,000 shares
All other executive officers	1.5x salary or 50,000 shares

Additionally, each Covered Executive is expected to achieve stock ownership equal to fifty percent of the applicable guideline within three years after the later of the date of adoption of the guidelines or the date he or she becomes a Covered Executive.

In calculating a Covered Executive’s stock ownership for the purpose of the ownership guidelines, the number of shares of the Company’s common stock directly or indirectly owned by the Covered Executive as reported to the SEC (excluding non-vested restricted stock or restricted stock units) are added to one-third of any vested outstanding stock options or stock-settled stock appreciation rights held by the Covered Executive.

In the event of financial hardship or other good cause, the Compensation Committee may approve exceptions to the executive stock ownership guidelines from time to time as the Compensation Committee deems appropriate. As of December 31, 2019, all of our executive officers were in compliance with the required stock ownership guidelines.

Recoupment Policy

Our Board of Directors has adopted a compensation recoupment policy (the “Recoupment Policy,” also sometimes commonly referred to as a “clawback” policy). Pursuant to the Recoupment Policy, if the Company is required to materially restate any previously issued financial statements due to the Company’s material noncompliance (as determined by the Board) with any financial reporting requirement under the federal securities laws, the Company will seek to recover performance-based compensation from (i) any current or former executive officer of the Company and (ii) any current or former member of the Company’s senior management that reports directly to the CEO, who received performance-based compensation from the Company during the three-year period preceding the date on which the Company is required to prepare a material financial restatement (each, a “Covered Employee”). The amount to be recovered from the Covered Employee will be based on the excess, if any, of the performance-based compensation paid to such person based on the erroneous data over the performance-based compensation that would have been paid to such person if the financial statements had been as presented in the restatement. The Compensation Committee may amend the Recoupment Policy from time to time in its discretion and as it deems necessary or appropriate to reflect applicable regulations of the SEC, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision and any changes in applicable law.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all employees, including all executive officers, and all directors from, among other things, entering into hedging transactions relating to our stock. Specifically, employees and directors are prohibited from (i) engaging in short sales and buying or selling puts or calls or any derivative securities of our stock, or otherwise participating in hedging transactions, and (ii) holding our stock in a margin account or pledging our stock as collateral for a loan.

Compensation Risk Assessment

On an ongoing basis, the Compensation Committee considers the risks inherent in the Company’s compensation programs. Considering numerous factors including the following, the Compensation Committee does not believe that the current incentive compensation programs would lead the organization to take “excessive risk” and, therefore, believes that the risks arising from its compensation programs are not reasonably likely to have a material adverse effect on the Company:

•	the Company’s incentive programs include both short-term and long-term elements;

•

Short-Term Incentive Plan opportunities are determined by multiple financial performance measures, including adjusted EBITDA, a measure of profitability, have a gradual funding mechanism and/or require the achievement of a minimum revenue or adjusted EBITDA before any payout;

•

prior to 2015, long-term equity incentive awards were typically a combination of stock options and either restricted stock or restricted stock units. Beginning in 2015 and each year thereafter, including 2019, the Compensation Committee has awarded PBUs, which are performance-based awards with vesting tied to the Company’s achievement of a certain level of Company revenue and adjusted EBITDA;

•	executive officers are required to obtain and maintain a meaningful level of stock ownership during the tenure with the Company; and

•	adequate, but not excessive, severance and change-in-control protection is provided to executive officers in the event of job loss.

Income Deduction Limitations

The deduction for a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a “covered employee” if he or she is the chief executive officer or the chief financial officer at any time during the year, one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer), or was a “covered employee” for any preceding year beginning after December 31, 2016. For years beginning prior to January 1, 2018, the $1,000,000 deduction limit did not apply to compensation payable because of the attainment of performance conditions that met the requirements set forth in Section 162(m) of the Code and the underlying regulations. Our 2017 Equity Incentive Compensation Plan was designed to enable the Compensation Committee to structure awards that were intended to meet the requirements for performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

However, effective for years beginning on or after January 1, 2018, there is no exception for qualified performance-based compensation under Section 162(m) of the Code, although a transition rule applies in some circumstances for certain awards paid pursuant to a written binding contract in effect on November 2, 2017 and not modified in any material respect thereafter. Accordingly, compensation payable to one or more of our “covered employees” may not be deductible as a result of Code Section 162(m); nevertheless, the Company reserves the right to pay compensation and grant equity awards that will not be deductible under Section 162(m) of the Code, if the Compensation Committee, in the exercise of its business judgment, determines it appropriate to meet the Company’s compensation objectives and otherwise in the best interests of the Company and its stakeholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE

Kevin S. Costello, Chairman
Joseph E. Whitters
Mylle H. Mangum

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Stewart, our CEO, although, as a “smaller reporting company” (as defined by the SEC), the Company is not required to provide all of the disclosures required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K under the Exchange Act with respect to “CEO Pay Ratio:”

•	The annual total compensation of our median employee, was $39,441;

•	The annual total compensation of the CEO for purposes of determining the CEO pay ratio was $625,000; and

•

Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 15.8:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median and determine annual total compensation were as follows:

Identification of Annual Total Compensation for our CEO. With respect to the annual total compensation of Mr. Stewart, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

Employee population. As of December 31, 2019, our employee population consisted of 1,548 individuals globally from the following locations:

Country	Number of Employees	Percentage of the Company’s Employees
United States	561	36%
India	321	21%
United Kingdom	239	15%
Canada	103	7%
Mexico	86	6%
All others	238	15%

In determining this population, we included all worldwide full-time and part-time employees other than our CEO. We did not include any contractors or contingent workers (including those employed through a third-party provider) in our employee population.

Identification of Median Employee. This pay ratio is an estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, particularly as compared to those companies that do not have a strong representative employee population in lower cost regions.

We have not had any changes in employee compensation arrangements or employee population since December 31, 2017 that we reasonably believe would significantly affect our pay ratio disclosure for the year ended December 31, 2019. Thus, as permitted by Item 402(u) of Regulation S-K, we are continuing to use the same median employee for calculation of the CEO pay ratio with respect to the year ending December 31, 2019 that was used for calculating the CEO pay ratio for the year ended December 31, 2017. The methodology we used to determine the median employee as of December 31, 2017 is described below.

As permitted by SEC rules, to identify our median employee we determined cash compensation paid in 2017 to each employee employed by the Company as of December 31, 2017, including salary, hourly wages, bonuses and commissions. We then ranked this compensation for all employees except the CEO from lowest to highest and selected the median employee. For employees hired during 2017, the actual cash compensation paid to such employees was annualized to calculate a cash compensation amount comparable to those employees employed for the full year; however, we have not annualized temporary workers or made full-time equivalent adjustments for part-time employees. Compensation of non-US employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2017. For the purpose of determining the median employee’s 2019 total compensation, we used the same methodology we used for calculating the CEO’s total compensation in our 2019 Summary Compensation Table.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other two most highly paid executive officers of the Company in 2019 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Ronald E. Stewart,	2019	625,000	—	—	—	—	—	625,000
President and Chief Executive Officer(4)	2018	550,000	—	—	—	373,765	3,000	926,765
Kurt J. Abkemeier,	2019	350,000	—	1,471,680	290,160	30,713	—	2,267,553
Executive Vice President, Chief Financial Officer and Treasurer	2018	—	—	—	—	—	—	—
Gregory J. Owens,	2019	397,946	—	802,148	—	—	—	1,200,094
Executive Chairman	2018	—	—	—	—	—	—	—

(1)

The amount represents the grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2019 Stock Awards compensation reported for Mr. Abkemeier relates to the following stock awards granted in 2019 as an inducement to his employment: (i) performance-based restricted stock units (“PBUs”) related to the Company’s financial performance for the two-year period ended December 31, 2019, (ii) PBUs related to the Company’s financial performance for the two-year period ended December 31, 2020 and (iii) restricted stock. Based on the Company’s financial results for the two-year performance period ended December 31, 2019, none of the PBUs tied to the Company’s financial performance for the two-year period ended December 31, 2019 vested. Mr. Abkemeier’s 2019 Stock Awards compensation also relates to an award of PBUs granted in November 2019 pursuant to the 2017 Equity Incentive Compensation Plan. See “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” for a description of such plan. Whether these PBUs will vest and become payable depends on the financial performance of the Company in 2020, which is unknown at this time. The 2019 Stock Awards compensation reported for Mr. Owens relates to an award of restricted stock granted in connection with his service as Executive Chairman. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2019.

(2)

The amount represents the grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. Mr. Abkemeier’s 2019 Option Awards compensation represents an award of options to purchase 100,000 shares of the Company’s common stock, which was granted to Mr. Abkemeier as an inducement to his employment in January 2019. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2019.

(3)

Non-Equity Incentive Plan Compensation reported for Mr. Stewart and Mr. Abkemeier consists of compensation earned pursuant to the Company’s Short-Term Incentive Plan in 2019 and 2018, which amounts were paid in March 2020 and March 2019, respectively. See “Compensation Discussion and Analysis – Cash Bonus – 2019 Short-Term Incentive Plan” for a description of the 2019 Short-Term Incentive Plan.

(4)	Mr. Stewart’s reported All Other Compensation 2018 represents a matching contribution to the Company’s 401(k) Plan.

Employment Agreements

The Company has entered into employment agreements with Mr. Stewart and Mr. Abkemeier, the terms of which are described under “Compensation Discussion and Analysis – Employment Agreements.” Mr. Owens’ employment arrangement is described under “Compensation Discussion and Analysis – Process for Establishing Executive Compensation – Compensation of the Executive Chairman”.

Potential Payments Upon Termination or Change of Control

Under the terms of the employment agreements with Mr. Stewart and Mr. Abkemeier, the Company has agreed to make severance payments upon the termination of their employment. The following table shows the estimated payments and benefits for Mr. Stewart and Mr. Abkemeier under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2019. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

Name	Benefit	Termination without Cause or Resignation with Good Reason- No Change of Control(1)	Termination without Cause or Resignation with Good Reason- Change of Control(2)	Termination with Cause (3)	Death, Incapacity or Resignation without Good Reason(4)
		($)	($)	($)	($)
Ronald E. Stewart	Severance Payment	625,000	937,500	—	—
	Bonus	—	—	—	—
	Health Care Coverage	—	—	—	—
	Vested Options and Restricted Stock(5)	57,407	57,407	—	—
	Outplacement Services	20,000	20,000	—	—
Kurt J. Abkemeier	Severance Payment	350,000	525,000	—	—
	Bonus	30,713	30,713	—	30,713
	Health Care Coverage	18,492	18,492	—	—
	Vested Options and Restricted Stock(5)	259,117	1,318,560	—	—
	Outplacement Services	20,000	20,000	—	—

(1)

Other than within two years after a change of control, if either Mr. Stewart or Mr. Abkemeier: (x) terminates his employment for good reason (as defined in such named executive officer’s employment agreement), (y) is terminated by the Company without cause (as defined in such named executive officer’s employment agreement), or (z) terminates his employment upon the Company’s failure to renew such named executive officer’s employment agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to (A) with respect to Mr. Abkemeier, the greater of one year or the sum of four weeks for each full year of continuous service Mr. Abkemeier has with the Company, and (B) with respect to Mr. Stewart, 12 months (as applicable, the “Severance Period”); (ii) payment of any actual earned full-year bonus (prorated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the applicable Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) with respect to Mr. Abkemeier, of a prorated number of outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of employment or the original expiration date of the options; and (B) with respect to Mr. Stewart, if he terminates his employment for good reason or is terminated by the Company without cause, a prorated number of outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment of Mr. Stewart through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services. Additionally, with respect to Mr. Stewart, if the Company fails to provide written notice to Mr. Stewart, at least 120 days prior to the expiration of the term of his employment agreement, that the Company does not intend to seek an extension of his term, and Mr. Stewart terminates his employment upon expiration of the term in accordance with such agreement, Mr. Stewart also shall be entitled to receive payment of his annual base salary for a period of four months.

A pro rata portion of the PBUs granted to Mr. Abkemeier in 2019 will remain outstanding for potential vesting despite the termination of the officer’s employment without cause or the officer’s termination of employment for good reason; however, since the estimated fair market value of the PBUs granted in 2019 is not determinable at this time, the value of the PBUs has not been included.

The bonus amount reflected in this column represents the bonus earned by Mr. Abkemeier under the 2019 Short Term Incentive Plan, which was paid in 2020.

(2)

If a termination described in footnote (1) above occurs within two years of a change of control, Mr. Stewart and Mr. Abkemeier would also receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to (A) with respect to Mr. Abkemeier, the greater of 18 months or the sum of four weeks for each full year of Mr. Abkemeier’s continuous service with the Company, and (B) with respect to Mr. Stewart, 18 months, (the “Change in Control Severance Period”), and (ii) the named executive officer’s health care plan coverage shall continue for the applicable Change in Control Severance Period. In addition, in connection with a change of control, pursuant to the respective award agreements, Mr. Stewart’s and Mr. Abkemeier’s outstanding unvested options and restricted stock with service-based vesting will vest in full.

The PBUs granted to Mr. Abkemeier in 2019 will vest and become payable at the target performance level upon a change of control of the Company.

The bonus amount reflected in this column represents the bonus earned by Mr. Abkemeier under the 2019 Short Term Incentive Plan, which was paid in 2020.

(3)

If the Company terminates either Mr. Stewart’s or Mr. Abkemeier’s employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.

(4)

If either Mr. Stewart’s or Mr. Abkemeier’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. In addition, if Mr. Stewart’s employment is terminated for reason of death or incapacity he shall also be entitled to prorated vesting of unvested options, restricted stock and other equity-based awards that would have vested based solely on continued employment of Mr. Stewart through the first applicable vesting date immediately following the date of termination of employment for each type of such award based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of Mr. Stewart’s employment or the original expiration date of the options. If Mr. Stewart or Mr. Abkemeier resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid.

The bonus amount reflected in this column represents the bonus earned by Mr. Abkemeier under the 2019 Short Term Incentive Plan, which was paid in 2020.

(5)

The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 31, 2019 of $4.92. These amounts do not include the value of vested equity awards as of December 31, 2019.

In January 2019, the Board of Directors appointed Mr. Owens to serve as the Company’s Executive Chairman and the Compensation committee approved an annual base salary for Mr. Owens of $415,000. In April 2019, the Compensation Committee granted Mr. Owens 104,856 shares of time-vested restricted stock. For additional information regarding Mr. Owens’ employment arrangement, please see “Compensation Discussion and Analysis – Process for Establishing Executive Compensation – Compensation of the Executive Chairman.” Pursuant to the terms of the applicable restricted stock award agreement, in connection with a change of control, Mr. Owens’ outstanding unvested restricted stock will vest in full.

Equity Awards

The following table sets forth certain information regarding outstanding equity awards made by the Company. For additional information regarding these awards, please see “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
	(#)	(#)	(#)	($)		(#)	($)(1)	(#)	($)(7)
Ronald E. Stewart	8,546 100,000 166,666 166,666 166,668 166,666	— — — — — 333,334(2)	— — — — — 333,334	5.55 6.54 6.36 6.99 7.63 7.35	06/16/2020 12/12/2020 06/26/2020 06/26/2020 06/26/2020 10/24/2022	16,668(4)	82,007	—	—
Kurt J. Abkemeier	—	100,000(3)	100,000	8.96	01/02/2026	32,000(5) 90,000(6)	157,440 442,800	12,000(8) 134,000(9)	59,040 659,280
Gregory J. Owens	2,849 8,546 35,000 35,000 13,636	— — — — —	— — — — —	4.07 4.07 4.50 5.04 6.35	03/15/2021 03/15/2022 06/14/2022 06/26/2023 06/25/2024	69,904(7)	343,928	—	—

(1)	Based on $4.92 per share, the closing market price of the Company’s common stock on December 31, 2019.
(2)	These options vest in two approximately equal installments on each of December 31, 2020 and 2021.
(3)	These options vest in three approximately equal installments on each of January 3, 2020, 2021 and 2022.
(4)	These restricted stock holdings represent shares which vested on March 30, 2020.
(5)	These restricted stock holdings represent shares which vest in three approximately equal installments on each of January 3, 2020, 2021 and 2022.
(6)	These restricted stock holdings represent shares which vest in three equal installments on each of November 15, 2020, 2021 and 2022.
(7)	These restricted stock holdings represent shares which vest in sixteen equal installments on each monthly anniversary of the April 16, 2019 grant date.
(8)

Represents PBUs granted on January 3, 2019. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, 100% of the vested PBUs were to be paid in whole shares of common stock. 50% of the PBUs were to vest and become payable based on the cumulative revenue from continuing operations, 35% of the PBUs were to vest and become payable based on the cumulative adjusted EBITDA from continuing operations and 15% of the PBUs were to vest and become payable based on cumulative adjacent services revenue, in each case, achieved by the Company for the two-year performance period ended December 31, 2019. The PBUs were to become payable, if at all, no later than 30 days after the Company’s Compensation Committee determined the financial performance achieved for the performance period (which determination could not, in any event, be earlier than January 2020 or after April 2020). At the threshold performance level, 35% of the PBUs were to become vested and payable; at the target performance level, 100% of the PBUs were to become vested and payable; and at the maximum performance level, 150% of the PBUs were to become vested and payable. If performance fell between the stated performance levels, the percentage of PBUs that would have become vested and payable would have been based on a straight line interpolation between such stated performance levels (although the PBUs could not become vested and payable for more than 150% of the PBUs and no PBUs would become vested and payable if performance did not equal or exceed the applicable threshold performance level). Based on the Company’s financial results for the two-year performance period ended December 31, 2019, none of the PBUs tied to the Company’s financial performance for the two-year period ended December 31, 2019 vested.

(9)

Represents PBUs granted on November 15, 2019. Each of these PBUs corresponds to a share of the common stock of the Company. If vested, the vested PBUs will be paid in whole shares of common stock. 35% of the PBUs vest and become payable based on the cumulative revenue from continuing operations and 65% of the PBUs vest and become payable based on the cumulative adjusted EBITDA from continuing operations that the Company achieves, in each case, for the two-year performance period ending December 31, 2020. The PBUs will become payable, if at all, no later than 30 days after the Company’s Compensation Committee determines the financial performance achieved for the performance period (which determination cannot, in any event, be earlier than January 2021 or after April 2021). At the threshold performance level, 60% of the PBUs will become vested and payable; at the target performance level, 100% of the PBUs will become vested and payable; and at the maximum performance level, 150% of the PBUs will become vested and payable. If performance falls between the stated performance levels, the percentage of PBUs that shall become vested and payable will be based on a straight line interpolation between such stated performance levels (although the PBUs may not become vested and payable for more than 150% of the PBUs and no PBUs shall become vested and payable if performance does not equal or exceed the applicable threshold performance level).
(10)	This column shows the aggregate dollar value of the PBUs at the target achievement level using the closing stock price on December 31, 2019 of $4.92 per share.

CERTAIN TRANSACTIONS

We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:

•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

The Company does not have a written policy regarding related party transactions. However, as required by the listing rules of the Nasdaq Global Select Market and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Costello and Whitters and Ms. Mangum currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of Regulation S-K under the Exchange Act during fiscal year 2019.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS

AND CERTAIN EXECUTIVE OFFICERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 16, 2020, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

Beneficial Owner	Total Beneficial Ownership	Percent of Shares Beneficially Owned(1)
Headlands Strategic Opportunities Fund, LP(2) One Ferry Building Suite 255 San Francisco, CA 94111	2,949,685	12.50%
Northern Right Capital Management, L.P.(3) 9 Old Kings Highway 4th Floor Darien, CT 06820	2,114,653	8.96%
Wellington Management Group LLP(4) Wellington Management Group LLP Wellington Trust Company, NA Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio 280 Congress Street Boston, MA 02210	1,838,160	7.79%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	1,699,030	7.20%
Renaissance Technologies LLC(6) 800 Third Avenue New York, NY 10022	1,676,610	7.11%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	1,320,496	5.60%

(1)

Applicable percentage ownership as of April 16, 2020 is based upon 23,592,375 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 16, 2020 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 14, 2020. Headlands Strategic Opportunities Fund, LP, Headlands Capital Management, LLC, David E. Park III and David W. Cost Jr. jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 2,949,685 shares.

(3)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13D/A of Northern Right Capital Management, L.P., as filed on September 11, 2019. Mr. Drapkin is a member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner), and Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P. Northern Right Capital Management, L.P. is deemed to have sole voting power over 273,250 shares, shared voting power over 1,841,403 shares, sole dispositive power over 273,250 shares, and shared dispositive power over 1,841,403 shares.

(4)

Information is based on publicly reported holdings as of the date of the most recently filed Schedules 13G/A, as filed on January 30, 2020, January 29, 2020 and January, 27, 2020, respectively, by each of (i) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Micro Cap Equity Portfolio (the “Fund”); (ii) Wellington Trust Company, NA, as investment advisor (the “Wellington Trust”); and (iii) Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, filing jointly pursuant to a Joint Filing Agreement (collectively, “Wellington LLP”). Wellington Trust, in its role as investment adviser, and Wellington LLP, in its role as direct or indirect owner of investment advisers, including Wellington Trust, each report the ownership of 1,838,160 shares that are held of record by their clients, and the Fund reports the ownership of 1,619,819 of such shares. According to the Schedules 13G/A, the shares are owned of record by clients of Wellington Trust and other investment advisers, and such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares, and no such client is known to have the right or power with respect to more than 5% of the Company’s shares except for Wellington Trust, the Fund and Wellington Trust Company—National Association Multiple Common Trust Funds Trust—Micro Cap Equity Portfolio.

(5)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 5, 2020. BlackRock, Inc. is deemed to have sole voting power over 1,668,585 shares and sole dispositive power over 1,699,030 shares.

(6)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 13, 2020. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation jointly filed the Schedule 13G/A pursuant to a Joint Filing Agreement and collectively report that they may be deemed to beneficially own 1,676,610 shares.

(7)

Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G, as filed on February 11, 2020. The Vanguard Group is deemed to have sole voting power over 41,973 shares, sole dispositive power over 1,278,523 shares, and shared dispositive power over 41,973 shares.

Directors, Named Executive Officers and Directors and Officers as a Group:

Beneficial Owner	Beneficial Holdings (Excluding Options)		Certain Shares Subject to Options(1)	Total Beneficial Ownership	Percent of Shares Beneficially Owned(2)
Kurt J. Abkemeier	6,863		33,333	40,196	*
Kevin S. Costello	22,532		57,386	79,918	*
Matthew A. Drapkin(3)	2,045,600	(4)	69,053	2,114,653	8.96%
William F. Kimble	41,862	(5)	93,606	135,468	*
Mylle H. Mangum	46,731	(6)	92,182	138,913	*
Gregory J. Owens	92,735		95,031	187,766	*
Ronald E. Stewart	376,317		775,212	1,151,529	4.88%
Joseph E. Whitters	217,263	(7)	100,728	317,991	1.35%
All current directors and executive officers as a group (9 persons)	2,959,491		1,419,731	4,379,222	18.56%

*	Represents holdings of less than one percent.
(1)	Represents shares that may be acquired currently or within 60 days after April 16, 2020 through the exercise of stock options.
(2)

Applicable percentage ownership as of April 16, 2020 is based upon 23,592,375 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 16, 2020 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(3)

Represents shares deemed beneficially owned indirectly by Mr. Drapkin who is a managing member of BC Advisors, LLC, which is the general partner of Northern Right Capital Management, L.P. (of which Mr. Drapkin is a limited partner). Northern Right Capital Management, L.P. is the general partner of, and investment manager for, Northern Right Capital (QP), L.P.

(4)

Includes 10,052 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Drapkin upon separation from service on the Board of Directors.

(5)

Includes 10,052 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Kimble upon separation from service on the Board of Directors.

(6)

Includes 26,078 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Ms. Mangum upon separation from service on the Board of Directors.

(7)

Includes 36,610 stock units under the Company’s Deferred Compensation Plan for Non-Employee Directors, pursuant to which the same number of shares are issuable to Mr. Whitters upon separation from service on the Board of Directors.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2019, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were timely satisfied, except for a late filing by Gregory J. Owens for a transaction that occurred on June 12, 2019 and was reported on June 17, 2019.

EXECUTIVE OFFICERS

Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

Name	Age	Period Employed in Current Position
Ronald E. Stewart, President and Chief Executive Officer	65	Since December 2013
Gregory J. Owens, Executive Chairman	60	Since January 2019
Kurt J. Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer	50	Since February 2020(1)
Victor A. Allums, Senior Vice President, General Counsel and Secretary	61	Since May 2006(2)

(1)	Mr. Abkemeier was originally hired in January 2019 as Chief Financial Officer, Treasurer and Controller and was promoted to his current position in February 2020.
(2)	Mr. Allums was originally hired in February 2006 as Senior Vice President and Assistant Secretary and was promoted to his current position in May 2006.

For biographical information regarding Mr. Stewart, please see “Information about the Class II Directors whose Terms will Expire at the 2022 Annual Meeting of Shareholders” above, and for biographical information regarding Mr. Owens, please see “Information about the Class I Directors whose Terms will Expire at the 2021 Annual Meeting of Shareholders” above.

Kurt J. Abkemeier, Executive Vice President, Chief Financial Officer and Treasurer, joined the Company in January 2019. Mr. Abkemeier has over 25 years of financial experience, including his service as the Chief Financial Officer of Fidelis Cybersecurity, Inc., a private equity-owned global cybersecurity software and cloud-based service provider, from July 2017 to December 2018; Progress Software, Inc., a publicly traded global enterprise software company, from September 2016 to April 2017; and Inteliquent,

Inc., a wholesale telecommunications company, from January 2014 to September 2016. Prior to Inteliquent, Mr. Abkemeier served as the Vice President of Finance and Treasurer of Cbeyond, Inc., a publicly traded provider of telecommunications and technology solutions, from June 2005 to March 2012. Mr. Abkemeier held leadership and senior financial positions with a number of other companies and began his career as a senior sell-side research analyst at J.P. Morgan & Co.

Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES

The Company incurred the following fees for services performed by its independent registered public accounting firm for 2019 and 2018. All of the services described below were approved by the Audit Committee.

	2019	2018
Audit Fees(1)	$985,951	$834,171

Aggregate fees for professional services for the audit of the Company’s annual financial statements and internal control over financial reporting and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees(2)	$101,129	$21,800
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above
Tax Fees	$36,143	$77,613
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning
All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries, reviews of registration statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees for service organization controls testing.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on February 5, 2021. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with the Company’s Bylaws, in order to be properly brought before the 2020 Annual Meeting of Shareholders, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at the Company’s principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 6, 2021 and no later than

February 5, 2021, unless the Company’s annual meeting date in 2021 is more than 30 days before or after June 18, 2021. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2021 Annual Meeting of Shareholders date is advanced or delayed by more than 30 days from June 18, 2021, then proposals must be received no later than the close of business on the later of the 90th day before the 2020 Annual Meeting of Shareholders or the 10th day following the date on which the meeting date is first publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2021 ANNUAL MEETING OF SHAREHOLDERS SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available at www.proxyvote.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Gregory J. Owens
Executive Chairman

Dated: May 6, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2019 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com PRGX GLOBAL, INC. Annual Meeting of Shareholders June 18, 2020 This proxy is solicited on behalf of the Board of Directors For use at the Annual Meeting of Shareholders on June 18, 2020 The undersigned shareholder hereby appoints Ronald E. Stewart, Kurt J. Abkemeier and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on June 18, 2020 and any adjournment thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED R1.0.1.18 ENVELOPE. 2 0000467109 _ Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS PRGX GLOBAL, INC. 600 GALLERIA PARKWAY, STE. 100 If you would like to reduce the costs incurred by our company in mailing proxy materials, ATLANTA,GA 30339-5986 you can consent to receiving all future proxy statements, proxy cards and annual reports ATTN: VICTOR A. ALLUMS, SVP electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/17/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors. Nominees 01 and 02 for Class III and Nominee 03 for Class I. Nominees 01 Kevin S. Costello 02 William F. Kimble 03 Matthew A. Drapkin The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal 0 0 0 year 2020. 3. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers. 0 0 0 NOTE: In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof. Due to concerns relating to the public health impact of the coronavirus (COVID-19) outbreak and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate at www.prgx.com. If you are planning to attend our Annual Meeting, please check the website in the days leading up to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person. R1.0.1.18 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000467109 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date